Exhibit 99.1

 Bion’s New Patent Expands Coverage to Industrial and Municipal Waste Streams

January 16, 2024. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock waste treatment technology and premium sustainable beef, was issued a new patent that broadens its Ammonia Recovery System (ARS) claims to include industrial and municipal wastewater streams.

Bion’s ARS was developed to recover the volatile ammonia in livestock waste streams, with a focus on the discharge from an anaerobic digester (AD), where biogas is produced. Bion just optimized the ARS at its Fair Oaks facility for the final design process for full-scale animal waste systems. With this fifth patent, Bion’s IP now covers organic waste streams from industrial and municipal sources, as well.

According to the American Biogas Council, the U.S. has more than 2,400 AD sites producing biogas today, with a development potential for 15,000 new sites. Bion intends to establish strategic partnerships to market the ARS as a stand-alone AD nitrogen control solution in two sectors:

INDUSTRIAL AND MUNICIPAL WASTEWATER AD is now used at 1,269 water resource recovery facilities in the U.S., with another 102 stand-alone systems that digest food waste. The Council estimates an additional 8,600 sites with development potential. Germany, by comparison, has almost 10,000 operating AD sites.

In the U.S., wastewater and AD digestate from industrial and municipal sources is already regulated for ammonia and nitrates; EPA recently proposed tougher standards for slaughter facilities. Bion believes ARS ammonia treatment costs will be competitive in these markets and that its unique premium fertilizer byproducts will create an advantage, especially with waste streams that are still considered ‘organic’, like slaughter and food waste.

ANIMAL WASTE There are 473 animal waste digesters operating in the U.S. today, most on dairy operations. The Council and USDA’s AgSTAR program estimate more than 8,000 additional sites with development potential. The ARS was designed specifically for this purpose: control ammonia from livestock waste and produce the highest value byproducts with it. Bion has already received an OMRI-listing (Organic Material Review Institute) for its initial fertilizer product and is preparing applications for several more.

Digestate from animal waste AD has enjoyed the same reduced regulatory requirements as land applying raw manure. Recent trends in Michigan and California indicate they will treat animal waste digestate as any industrial source, subject to groundwater permitting requirements. Bion believes its proven technology and value-added fertilizers will give it a significant competitive advantage in this evolving market.

Bill O’Neill, Bion’s CEO, said, “The timing of this patent couldn’t be better – it underscores the broad applications of our ammonia recovery technology. We’ve already seen results at Fair Oaks that demonstrate we can configure the ARS for the economics of industrial waste streams. It’s an opportunity that could both jumpstart and shorten our drive to commercialization and give us a stronger platform to launch our sustainable beef initiatives.”

About the ARS Bion’s core technology captures ammonia in livestock waste (and other organic waste streams), preventing its loss to the environment where it contributes to algae blooms and groundwater pollution. It also reverses the economic loss of nitrogen, stabilizing the ammonia with the CO2 in the waste stream to produce premium organic, Water- and Climate-Smart, nitrogen fertilizers. The ARS is now protected by five U.S. patents and is patent pending in EU, Mexico, and Canada.

About Bion Bion’s patented third generation technology (Gen3Tech) minimizes environmental impacts of large-scale livestock production, increases resource and production efficiencies, and will deliver a premium product with a USDA-certified sustainable brand to the consumer. The platform prevents pollution, while recovering clean water, high-value organic and low-carbon precision fertilizer coproducts, and renewable energy. Bion is focused on developing state-of-the-art indoor cattle feeding operations that will produce truly sustainable premium beef. For more, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘intends’, ‘believe(s)’, ‘will’, ‘could’ and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

(406) 281-8178 direct